China Security & Surveillance Technology Reports

Third Quarter 2009 Financial Results

– 3Q09 Revenue Increases 34.0% YoY to $159.82 Million –
– 3Q09 GAAP Net Income Increases 140.4% YoY to $22.00 Million –
– 3Q09 GAAP Net Margin Rises 610 Basis Points YoY to 13.8% –
– 3Q09 Cash Balance Increases Sequentially by $11.51 Million to $100.98 Million –
–Provides FY2010 Revenue and EPS Forecast –

SHENZHEN, China, October 28, 2009 – China Security & Surveillance Technology, Inc. ("CSST" or the "Company") (NYSE: CSR; Nasdaq Dubai: CSR), a leading provider of digital surveillance technology in the PRC, today reported its financial results for the third quarter ended September 30, 2009.

Third Quarter 2009

Third quarter 2009 revenue increased 34.0% to $159.82 million, from $119.29 million in third quarter of 2008, driven by robust growth of the installation segment and continued strong demand for CSST's products and services in both the government and corporate sectors. Organic revenue was approximately $152.77 million, or 95.6% of total revenue, while revenue from acquired companies was approximately $7.05 million, or 4.4% of total revenue. Organic revenue grew 43.8% from $106.21 million (or 89.0% of total revenue) in the same period of 2008.

In the third quarter, gross profits increased $3.33 million, or 10.4%, to $35.34 million, compared to $32.01 million for the same period last year. Third quarter gross margin of 22.1%, declined from 26.8% in the prior year's third quarter, but improved 20 basis points sequentially from the second quarter of 2009.

Income from operations in the third quarter increased $1.88 million, or 12.3% year over year to $17.21 million from $15.33 million in the same period of 2008. Operating margins decreased to 10.8%, versus 12.8% a year ago, but expanded 190 basis points sequentially from 8.9% in the second quarter of 2009, benefiting from lower overhead expenses.

GAAP net income of $22.00 million increased $12.85 million, or 140.4% from $9.15 million for the same period in 2008. As a percentage of revenues, GAAP net income increased to 13.8%, from 7.7% for the same period in 2008. Consequently, GAAP earnings per diluted share also increased 105.0% to $0.41 in third quarter 2009, as compared to $0.20 in third quarter of 2008. GAAP results included: (1) approximately $3.90 million, or $0.07 per diluted share, of non-cash expense related to the redemption accretion on convertible notes; (2) approximately $3.22 million, or $0.06 per diluted share, of non-cash expense related to depreciation and amortization of long-lived assets due to the acquisition of subsidiaries; (3) approximately $4.74 million, or $0.09 per diluted share, of non-cash expense related to employee stock compensation recognized pursuant to Accounting Standard Codification ("ASC") 718, and (4) a non-cash gain on modification of convertible notes of $9.32 million, or $0.17 per diluted share in the third quarter of 2009. (Please refer to the non-cash items reconciliation tables below).

The Company's cash position at the end of the third quarter was $100.98 million, up from $89.47 million at the end of second quarter 2009. Working capital was $217.20 million, versus $258.92 million at the end of second quarter 2009, and total debt decreased sequentially to $181.66, from $205.88 million at the end of second quarter 2009.

Mr. Guo Shen Tu, Chief Executive Officer of CSST, commented, "We are satisfied with our solid revenue growth and earnings in the third quarter, as we continued to see strong organic growth, driven by robust demand for our products and services across our three core business segments. We are especially pleased with our successful restructuring of our convertible notes during the quarter. In our view, the restructuring has clearly improved our capital structure, strengthened our financial position, and should lower our overall cost of capital. We believe our improved balance sheet will provide us with greater flexibility to help us support our ongoing growth in the surveillance and safety market."

Financial Outlook

For the full year 2009, the Company reaffirms its revenue projection of $600 to $630 million and projects GAAP diluted EPS of $0.95 to $0.98.

For the full year 2010, the Company forecasts revenue of $800-$820 million, and GAAP diluted EPS of $1.15 to $1.20.

Mr. Tu concluded, "Reflecting our forecast of considerable revenue growth for full year 2010, we continue to see strong demand for Safe City products and services. Through the combination of our leading brand, distribution, expertise, and total solution offerings, we are confident that we can continue to gain a greater share of our core surveillance and safety market. We are also beginning to see strong growth in our services business, highlighted by our recent E-city project wins which included not only surveillance and safety offerings but also other broader digital infrastructure offerings. With our improved capital structure and the continued strong demand for our products and services, we believe we are well positioned for sustained growth, as we strive to build greater long term value for our supportive shareholders."

Non-GAAP Financial Measures and Related Reconciliation

Our net income was materially impacted by certain non-cash expenses including depreciation and amortization of long-lived assets in the subsidiaries we acquired, non-cash employee compensation recognized pursuant to ASC 718, and redemption accretion on convertible notes. In third quarter 2009 we also recognized a one-time non-cash gain on modification of convertible notes. In the table below, we have presented a non-GAAP financial disclosure to provide a quantitative analysis of the non-cash items. We believe that these non-GAAP financial measures are useful to investors because they exclude non-cash expenses that CSST's management excludes when it internally evaluates the performance of CSST's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these non-GAAP measures reflect the essential operating activities of CSST. Accordingly, management excludes the expense arising from the accrual of redemption amounts payable under its outstanding convertible notes and certain other non-cash expenses when making operational decisions. CSST believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand CSST's financial performance in comparison to historical periods. In addition, it allows investors to evaluate CSST's performance using the same methodology and information as that used by CSST's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, CSST's management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure. Because these items do not require the use of current assets, management does not include these items in its analysis of our financial results or how we allocate our resources.

Reconciliation of Non-cash Items (Unaudited)

All amounts, other than for share and per share amounts, in millions of U.S. dollars

	3Q 2009	3Q 2008

GAAP net income attributable to the Company	22.00	9.15
Non-cash expenses:
Depreciation and amortization	3.22	2.51
Non-cash employee compensation	4.74	3.60
Redemption accretion on convertible notes	3.90	5.36
Non-cash income:
Gain on modification of convertible notes	(9.32)	(--)
Total non-cash items	2.54	11.47

	3Q 2009	3Q 2008
GAAP diluted EPS	0.41	0.20
Non-cash expenses:
Depreciation and amortization	0.06	0.05
Non-cash employee compensation	0.09	0.08
Redemption accretion on convertible notes	0.07	0.12
Non-cash income:
Gain on modification of convertible notes	(0.17)	(--)
Total non-cash items	0.05	0.25
The number of shares used in computing diluted EPS	53.49 million	46.15 million

	3Q 2009	3Q 2008
GAAP basic EPS	0.46	0.20
Non-cash expenses:
Depreciation and amortization	0.07	0.05
Non-cash employee compensation	0.10	0.08
Redemption accretion on convertible notes	0.08	0.12
Non-cash income:
Gain on modification of convertible notes	(0.19)	(--)
Total non-cash items	0.06	0.25
The number of shares used in computing basic EPS	48.35 million	45.66 million

Explanation of Restructuring Convertible Notes

On September 2, 2009 the Company consummated a restructuring of its $60 million 1.00% Guaranteed Senior Unsecured Convertible Notes due 2012 and its $50 million 1.00% Guaranteed Senior Unsecured Convertible Notes due 2012 (collectively, the "Old Notes") into two new tranches of notes: the Tranche A Zero Coupon Guaranteed Senior Unsecured Convertible Notes (the "Tranche A Notes") and the Tranche B Zero Coupon Guaranteed Senior Unsecured Notes (the "Tranche B Notes", and together with the Tranche A Notes, the "New Notes"). As an inducement to the restructuring of the Old Notes, the Company paid $5.0 million in cash and 2.9 million in restricted shares to Citadel, the beneficial owner of the Old Notes.

The Tranche A Notes have a principal amount of $50 million, zero coupon interest, and mature on September 2, 2012. The Company will repay the principal amount in six consecutive semi-annual installments, starting March 2, 2010, with 25%, 25% and 50% of the principal amount to be repaid in the first, second and third year, respectively. The conversion price will be $10.00 per share initially, subject to customary conversion price adjustments, anti-dilution protections and a one-time price reset on the date that is eighteen months following the Closing Date (the "Reset Date") based on the volume weighted average price of the Company's shares during the 45 trading days immediately preceding the Reset Date, provided that the conversion price shall be adjusted to no lower than $6.00 per share.

On October 22, 2009 the Company entered into a notes purchase agreement with Citadel to repurchase the $50 million Tranche A Notes for $47.5 million in cash.

The Tranche B Notes, which are not convertible, have a principal amount of $84 million, zero coupon interest, and mature on September 2, 2012. The Company will repay the principal amount in six consecutive semi-annual installments, starting March 2, 2010, with 46%, 46% and 8% of the principal amount to be repaid in the first, second and third year, respectively.

The Company is entitled to redeem the two tranches of New Notes at any time with no premium or penalty at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus default interest, if any.

Conference Call

The Company will hold a conference call to discuss the financial results at 8:00 a.m. ET on October 28, 2009. The Company invites you to join the call by dialing 1-201-689-8470. A live webcast of the conference call will be available at http://www.csst.com. There will also be accompanying presentation slides available for downloading from http://irpage.net/csct/index.html. A replay of the call will be available from October 28, 2009 to November 4, 2009. Listeners may access the replay by dialing 1-201-612-7415, passcode: 335988.

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, CSST manufactures, distributes, installs and services surveillance and safety products and systems as well as develops surveillance and safety related software in China. Its customers are mainly comprised of commercial and government entities and non-profit organizations. CSST has built a diversified customer base through its extensive sales and service network that includes over 150 branch offices and distribution points throughout China. To learn more about the Company visit http://www.csst.com.

Safe Harbor Statement

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for surveillance and safety products, our expectations regarding the continued growth of the surveillance and safety market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the ''Risk Factors'' section of our Annual Report on Form 10-K for the year ended December 31, 2008, and other risks mentioned in our other reports filed with the Securities Exchange Commission, or SEC. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. The words ''believe,'' ''expect,'' ''anticipate,'' ''project,'' ''targets,'' ''optimistic,'' ''intend,'' ''aim,'' ''will'' or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward- looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Company Contact:
    Terence Yap
    Tel: +86-755-8351-5634
    Email: terence.yap@csst.com

Investor Contact:

    ICR:
    Michael Tieu
    Tel: +86-10-6599-7960
    Email: michael.tieu@icrinc.com

    Bill Zima
    Tel: +1-203-682-8200
    Email: bill.zima@icrinc.com

Media Contact:
    Patrick Yu
    Fleishman-Hillard Hong Kong
    Tel: +852-2530-2577
    Email: patrick.yu@fleishman.com

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

		September 30,		December 31,
		2009		2008
		(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$100,983		$47,779
Accounts receivable, net		227,161		148,205
Inventories, net		95,510		117,042
Prepayments and deposits		6,577		7,280
Advances to suppliers		29,187		17,120
Other receivables		10,407		14,065
Deferred tax assets - current portion		--		32
Total current assets		469,825		351,523

Deposits for acquisition of subsidiaries, intangible assets and properties		6,360		7,855
Property, plant and equipment, net		75,806		74,523
Land use rights		7,750		7,675
Intangible assets		56,127		56,913
Contingently returnable acquisition consideration		1,176		1,176
Goodwill		75,529		73,216
Deferred financing cost		1,966		1,082
Deferred tax assets - non-current portion		233		253
TOTAL ASSETS		$694,772		$574,216
LIABILITIES AND EQUITY
CURRENT LIABILITIES	$		$
Notes payable - short term		42,466		10,242
Obligation under product financing arrangements - short term		5,063		2,469
Convertible notes payable - short term		82,780		--
Accounts and bills payable		56,708		50,756
Accrued expenses		13,508		10,263
Advances from customers		35,242		28,621
Taxes payable		8,685		4,115
Payable for acquisition of businesses, properties and land use rights		6,843		11,915
Deferred income		1,334		1,207
Total current liabilities		252,629		119,588

LONG - TERM LIABILITIES
Notes payable - long term		--		2,853
Obligation under product financing arrangements - long term		7,882		4,214
Convertible notes payable - long term		43,470		143,342
Total liabilities		303,981		269,997

EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding
Common stock, $0.0001 par value; 290,000,000 shares authorized, 58,502,581 (September 30, 2009) and 49,142,592 (December 31, 2008) shares issued and outstanding		6		5
Additional paid-in capital		222,548		164,806
Retained earnings		139,924		109,405
Statutory reserves		804		804
Accumulated other comprehensive income		27,524		29,167
Total shareholders' equity of the Company		390,806		304,187
Noncontrolling interest		(15)		32
Total equity		390,791		304,219
TOTAL LIABILITIES AND EQUITY		$694,772		$574,216

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$159,820	$119,289	$398,151	$283,806
Cost of goods sold (including depreciation and amortization for the three and nine months ended September 30, 2009 and 2008 of $259, $738, $230 and $516, respectively)	124,484	87,280	306,773	199,085

Gross profit	35,336	32,009	91,378	84,721
Selling and marketing	3,102	3,376	8,850	8,509
General and administrative (including non-cash employee compensation for the three and nine months ended September 30, 2009 and 2008 of $4,743, $13,319, $3,596 and $9,662, respectively)	12,071	11,023	36,078	29,269
Depreciation and amortization	2,958	2,283	8,690	6,230

Income from operations	17,205	15,327	37,760	40,713
Interest income	41	65	127	171
Gain on modification of convertible notes	9,315	--	9,315	--
Interest expense	(5,175)	(5,949)	(17,792)	(15,598)
Other income, net	441	480	1,670	1,167

Income before income taxes	21,827	9,923	31,080	26,453
Income taxes	145	(775)	(608)	(5,104)

Net income	21,972	9,148	30,472	21,349
Add: Net loss attributable to the noncontrolling interest	33	--	47	31

Net income attributable to the Company	22,005	9,148	30,519	21,380
Foreign currency translation (loss) gain	(1,535)	4,402	(1,643)	19,832

Comprehensive income attributable to the Company	20,470	13,550	28,876	41,212
Comprehensive loss attributable to the noncontrolling interest	(33)	--	(47)	(31)

COMPREHENSIVE INCOME	$20,437	$13,550	$28,829	$41,181

NET INCOME PER SHARE ATTRIBUTABLE TO THE COMPANY'S COMMON SHAREHOLDERS
BASIC	$0.46	$0.20	$0.65	$0.49
DILUTED	$0.41	$0.20	$0.60	$0.48
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	48,352,451	45,655,617	46,636,198	44,003,994
DILUTED	53,487,010	46,151,827	50,972,401	44,615,552

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

	Nine Months Ended
	September 30,
	2009	2008
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to the Company	$30,472	$21,349
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,428	6,746
Provision for doubtful accounts	1,587	345
Amortization of consultancy services	11	101
Amortization of deferred financing cost	333	102
Non-cash employee compensation	13,319	9,662
Redemption accretion and imputed interest on convertible notes and other	15,161	14,090
Gain on modification of convertible notes	(9,315)	--
Deferred taxes	52	104
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(79,061)	(60,155)
Related party receivables	--	373
Inventories	22,278	(31,933)
Prepayments and deposits	948	(2,233)
Advances to suppliers	(12,023)	(18,779)
Other receivables	3,960	(2,723)
Increase (decrease) in:
Accounts and bills payable, and accrued expenses	7,712	21,153
Advances from customers	6,587	12,543
Taxes payable	4,376	(1,375)
Deferred income	126	82
Net cash provided by (used in) operating activities	15,951	(30,548)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(3,520)	(13,877)
Additions to intangible assets	(1,932)	(1,651)
Additions to land use rights	(174)	(5,101)
Deposits paid for acquisition of subsidiaries	(367)	(4,761)
Deposits refunded for acquisition of subsidiaries	--	11,898
Payments for business acquisitions	(8,398)	--
Net cash inflow (outflow) for acquisition of subsidiaries	273	(6,013)
Proceeds from disposal of land use rights and properties	--	3,379
Net cash used in investing activities	(14,118)	(16,126)
CASH FLOWS FROM FINANCING ACTIVITIES:
Warrants exercised	--	277
Issuance of common stock, net of issuing expenses	23,910	9,700
New borrowings, net of issuance costs	48,299	11,534
Repayment of borrowings	(18,939)	(13,987)
New borrowings from obligation under product financing arrangements, net of issuance costs	8,362	6,705
Repayment of obligation under product financing arrangements	(3,321)	(566)
Repayment of convertible notes payables	(5,000)	--
Net cash provided by financing activities	53,311	13,663
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	55,144	(33,011)
Effect of exchange rate changes on cash and cash equivalents	(1,940)	9,866
Cash and cash equivalents, beginning of period	47,779	89,071
CASH AND CASH EQUIVALENTS, END OF PERIOD	$100,983	$65,926